CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated January 19, 2018 on the financial statements and financial highlights of Touchstone Strategic Trust (comprising, respectively, the Touchstone Balanced Fund, Touchstone International Equity Fund, Touchstone Large Cap Focused Fund, and Touchstone Small Company Fund), included in the Annual Report to Shareholders for the fiscal year ended November 30, 2017, in Post-Effective Amendment Number 178 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 002-80859), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
March 28, 2018